EXHIBIT 23.2
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2007 except for Note 11 which is as of May 31, 2007, relating to the consolidated financial statements of H3C Technologies Co., Limited (formerly known as Huawei-3Com Co., Limited) as of December 31, 2006 and for the year then ended, appearing in the Current Report on Form 8-K/A of 3Com Corporation filed on June 7, 2007.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, People’s Republic of China
June 29, 2007